Exhibit 99

Synergy Brands Completes a $1.3 million in Financing

Melville, NY (date) - Synergy Brands, Inc. (NASDAQ: SYBR) announced today the completion of an $800,000 private placement of preferred stock and common stock consisting of 80,000 shares of Series B Class B preferred stock and 88,000 shares of restricted common stock.

"This funding is important to Synergy in that it provides the capital needed to maintain and grow our business and lead to a potential reduction of interest and financing costs" said Mair Faibish, chairman and CEO of Synergy Brands. Synergy has been experiencing substantial revenue growth in all of its divisions, expecting to report $16 million for the second quarter of 2005, an approximately 25% increase over revenue for the same period a year earlier.

The company further announced that it has completed a $500,000 convertible debenture financing with Laurus Master Fund, Ltd. ("Laurus Funds"). The debenture is convertible at a fixed price of $3.00 per share. The debenture has a three-year term with a coupon rate of prime plus 3, which is currently at 9.25%.

Second Quarter results are expected to be announced on August 15, 2005.

Synergy Brands, Inc. (SYBR or the Company) is a holding company that operates in the wholesale and Internet distribution of consumer goods as well as the retail distribution of premium cigars. It principally focuses on the sale of nationally known brand name consumer products manufactured by major U.S. manufacturers. The consumer products are concentrated within the Grocery and Health & Beauty Aids
(HBA) industries as well as the premium cigar business. The Company distributes and sells these products through wholly owned subsidiaries in two distinct manners. The Company uses the advancements in web-based technology to process and use logistics based programs to optimize its distribution costs on both wholesale, internet and retail levels.

This press release and company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", and other deviations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected revenues, earnings, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. EBITDA is a financial term that management believes is a relevant measurement for the industries the Company operates in. However EBITDA is not recognized as a GAAP measurement and should not be relied upon as such. For a description of many of these risks and uncertainties, please refer to the company's filings with the U.S. Securities & Exchange Commission (www.sec.gov) including Forms 10K and 10Q.